Exhibit 99.1

Stronghold Digital Mining Reports Third Quarter 2022 Results and Provides Operational Update and Initial 2023 Guidance

NEW YORK, November 9, 2022 – Stronghold Digital Mining, Inc. (Nasdaq: SDIG) (“Stronghold,” or the “Company”) today reported financial results for its third quarter ended September 30, 2022 and provided an operational update.

Third Quarter 2022 and Recent Operational and Financial Highlights

•
Current liquidity of approximately $27 million comprising $27 million cash plus 19 Bitcoin, current principal amount of debt outstanding of approximately $82 million, and net debt of approximately $55 million (calculated as principal amount of debt outstanding less cash and Bitcoin) as of November 7, 2022, which represents an approximately 51% reduction since June 30, 2022

•
Fully extinguished $67.4 million in principal value of debt associated with NYDIG ABL LLC (“NYDIG”) and The Provident Bank (“BankProv”) equipment financings on October 26, 2022 by consensually returning approximately 26,000 Bitcoin miners (fewer than 19,000 of which were operating prior to being unplugged in mid-August and returned)

•
Closed Credit Agreement with WhiteHawk Finance LLC (“WhiteHawk) on October 27, 2022 (the “WhiteHawk Credit Agreement”) to nearly triple weighted-average maturity of existing debt from approximately 13 to 36 months, reduce monthly principal payments, and add over $21 million of cash to the Company’s balance sheet

•
Entered into a Settlement Agreement with Northern Data PA LLC (“NDPA”) and 1277963 B.C. Ltd. (“Bitfield”, and together with NDPA, “Northern Data”) on September 30, 2022 (the “Northern Data Settlement Agreement”) to mutually terminate the hosting agreement at what the Company believes are attractive economics to Stronghold (estimated to improve cash flow by a net $10-22 million over the next two years based on certain bitcoin price, network hash rate, hash rate capacity, miner efficiency, and uptime assumptions)

•	Received and/or agreed to procure approximately 10,000 additional Bitcoin miners since August 16, 2022, of which approximately 6,000 have been installed as of November 8, 2022

•
Entered into a definitive hosting agreement (the “Foundry Hosting Agreement”) with Foundry Digital, LLC (“Foundry”), demonstrating the ability to creatively increase hash rate without significant capital investment

•
Completed major planned maintenance outages at each of the Panther Creek Power Plant (the “Panther Creek Plant”) and Scrubgrass Power Plant (the “Scrubgrass Plant”) and returned both plants to service as expected, demonstrating the ability to generate baseload capacity utilization above a minimum threshold of 80%

•
Providing Initial FY 2023 guidance: total revenue and other income estimated to be $108 to $114 million and Adjusted EBITDA estimated to be $29 to $35 million based on a range of key market assumptions and taking into account the material cost reductions that have been implemented in recent months at our power plants and in general and administrative expenses

Management Commentary

“We have executed on the major strategic goals we laid out in August during our second quarter earnings announcement; we have reduced leverage, improved liquidity, cut costs and opportunistically grown our mining fleet at attractive prices,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “In late October we fully eliminated our NYDIG debt and closed on the refinanced WhiteHawk debt. We have reduced our net debt by 51% to $55 million since June 30, 2022, and our current liquidity is approximately $27 million. We will remain patient and diligent, and believe we are meaningfully better positioned to take advantage of opportunities in the market.”

“Bitcoin mining equipment remains in acute oversupply, and we believe that prices have yet to find a bottom. As we seek to maintain flexibility and maximize capital efficiency, we are excited about the Foundry Hosting Agreement which is a creative—and capital light—way to utilize our energized data center slots, 14,200 of which were made available after the previously disclosed Northern Data Settlement Agreement. The Foundry deal provides Bitcoin exposure to us with an esteemed partner, while requiring minimal upfront investment and opportunity cost.”

 “Lastly, we believe that we successfully executed on our planned maintenance outages at the Panther Creek Plant and Scrubgrass Plant in September and early October, respectively. We used the downtime to perform a thorough review of the cost structure of our plants, took aggressive steps to accelerate cost reductions expected out of the outages, and believe that we will be able to deliver on our target cost of power of $45 to $50 per MWh in the first quarter of 2023.”

“Vertical integration and power market optionality remain as valuable as ever for our business. Even following our recent miner purchases and forward-looking effort to continue refilling our data centers, we plan to continue optimizing between grid sales and Bitcoin mining, especially with seasonally higher winter power prices nearly upon us. Our downside protection, combined with our balance sheet and cost improvements, give us confidence in our ability to emerge from this depressed Bitcoin market in a stronger position than ever.”

Liquidity and Capital Resources

On October 26, 2022, Stronghold transferred the seventh and final tranche of Bitcoin miners that served as collateral under previous financing agreements with NYDIG, in exchange for the extinguishment of the final amount of approximately $2.1 million of principal amount of debt. Stronghold has now eliminated all outstanding debt, approximately $67.4 million of principal amount, under the legacy equipment financing agreements and consensually returned approximately 26,000 Bitcoin miners to NYDIG and BankProv.

On October 27, 2022, Stronghold closed the WhiteHawk Credit Agreement, reflecting the previously announced binding commitment letter to restructure and expand its current equipment financing agreements into a secured, 36-month note. The restructuring nearly tripled the weighted-average maturity from 13 to 36 months, reduced monthly principal payments, and added over $21 million of cash to the Company’s balance sheet.

As of November 7, 2022, Stronghold’s liquidity was approximately $27 million, including $27 million cash plus 19 Bitcoin, and the Company had approximately $82 million of principal amount of debt outstanding.

Bitcoin Mining Update

During the third quarter of 2022, Stronghold earned approximately 567 Bitcoin through its mining operations, a decline of approximately 11% from the 637 awards received during the second quarter 2022. Third quarter 2022 Bitcoin mining operations were negatively impacted by the decrease in the mining fleet associated with the NYDIG debt extinguishment and power plant outages in September and October related to planned maintenance.

Since Stronghold announced its second quarter earnings on August 16, 2022, the Company has received or procured approximately 10,000 additional Bitcoin miners with hash rate capacity exceeding 0.9 exahash per second (“EH/s”). This includes (i) approximately 1,500 purchased Bitmain S19 Pro and Bitmain S19j Pro miners (all of which have been received), (ii) approximately 1,000 purchased MicroBT M30S miners (expected to be delivered in the coming days), (iii) approximately 2,300 miners from MinerVa Semiconductor Corp. (“MinerVa”) (nearly 1,200 of which have been delivered to date, of which approximately 780 are Bitmain S19j Pro or T19 miners), (iv) over 4,500 miners related to the Foundry Hosting Agreement (of which over 3,000 have been received, with the remaining miners expected to arrive by the end of November 2022), and (v) additional miners associated with previously disclosed miner purchases.

On November 7, 2022, Stronghold entered the Foundry Hosting Agreement. Backed by Digital Currency Group, Foundry is a financing and advisory company focused on digital asset mining and staking and currently operates the largest Bitcoin mining pool in the world. Pursuant to the Foundry Hosting Agreement, Foundry will deliver over 4,500 Bitcoin miners with associated hash rate capacity of approximately 420 PH/s to the Panther Creek Plant, and Stronghold will provide power to the Bitcoin miners and hosting services for a fee of $60 per megawatt-hour (“MWh”), demonstrating Stronghold’s growing ability to provide high-caliber Bitcoin mining services. Pursuant to the Foundry Hosting Agreement, Stronghold will receive 50% of the Bitcoin mined after deducting the $60/MWh, and Stronghold maintains the ability to curtail mining in order to sell power to the PJM grid without penalty. Simultaneously with the Foundry Hosting Agreement, Stronghold and Foundry entered into a non-binding Letter of Intent (the “Foundry LOI”), pursuant to which Stronghold would purchase the 4,500 miners in exchange for giving Foundry a limited amount of cash plus equity and a profit share that applies to the Bitcoin miners as well as to power that is sold to the grid when the miners are curtailed. The Company has already received approximately 3,000 of the Bitcoin miners associated with the Foundry Hosting Agreement and expects to install all remaining miners by the end of November 2022.

After giving effect to the Foundry Hosting Agreement, miners returned to NYDIG and BankProv in relation to the debt extinguishment, and other recent miner deliveries and purchases that have been previously disclosed, Stronghold’s Bitcoin mining fleet is expected to total over 25,900 miners with hash rate capacity exceeding 2.3 EH/s, assuming no deliveries from MinerVa beyond the aforementioned 2,300 miners. Of these miners, over 21,500 with hash rate capacity exceeding 1.9 EH/s are associated with self-mining operations and are not subject to a profit share.

On September 30, 2022, Stronghold entered into the Northern Data Settlement Agreement to mutually terminate the data center hosting agreement at the Scrubgrass Plant. Pursuant to the Northern Data Settlement Agreement, the profit share with Northern Data has been eliminated and Stronghold will operate the approximately 50 MW of modular miner pods capable of hosting over 14,200 Bitcoin miners, with hash rate capacity of 1.25 to 1.50 EH/s for a de minimis $1,000 per year leasing expense. At the end of the two-year lease term, Stronghold has the option, but not an obligation, to purchase the Northern Data pods for between $2 million and $6 million, depending on prevailing hash price at time, net of up to $1.5 million in expenditures that the Company has the option, but not an obligation, to spend if it deems necessary in order to upgrade or maintain the pods. In exchange, Stronghold will pay Northern Data $4.5 million, of which $3.5 million has been paid thus far in the fourth quarter of 2022, with the remaining $1 million due before November 30, 2022. Stronghold estimates the net cash flow improvement to be between $7 million and $20 million over the next two years based on certain hash rate capacity, miner efficiency and uptime assumptions.

Power Assets Update

Stronghold owns and operates approximately 165 MW net of environmentally beneficial coal fluidized bed power generation capacity at its Panther Creek Plant and Scrubgrass Plant in Pennsylvania. These are coal refuse reclamation-to-energy plants where waste coal, a byproduct of legacy coal mining operations, is consumed to generate electricity. The Commonwealth of Pennsylvania has designated coal refuse as a Tier II Alternative Energy Source, making the facilities eligible to earn renewable energy credits. During the third quarter of 2022, Stronghold removed approximately 241,000 tons of coal refuse and returned approximately 168,000 tons of beneficial use ash to waste coal sites, facilitating the remediation of these sites.

Stronghold generated $11.5 million of energy revenue in the third quarter of 2022, which was up 61% sequentially versus the $7.1 million generated during the second quarter of 2022 and up 379% year-over-year versus the $2.4 million from the third quarter of 2021. Key drivers of the sequential and year-over-year change were higher realized power prices as well as more power sold to the grid versus the prior periods. Stronghold generated $0.9 million of capacity revenue during the third quarter of 2022, down 47% sequentially versus the $1.7 million generated during the second quarter of 2022 and down 18% year-over-year versus the $1.1 million generated during the third quarter of 2021. As previously reported, both plants transitioned from being capacity resources in the PJM market to being energy resources in the PJM market starting in June 2022, which allowed the Company to sell power into the real-time market during the third quarter of 2022 versus being required as a capacity resource to sell power in the day-ahead market during prior periods.

The third quarter was impacted by material planned outages at the Panther Creek Plant and the Scrubgrass Plant that spanned the second half of September into early October, during which time the Company generated no energy revenue but incurred substantial maintenance costs and imported electricity from the PJM grid. Planned maintenance events improve plant efficiency and reliability and are a critical part of normal long-term maintenance programs. The Panther Creek Plant took its full outage in September, and the maintenance went as planned. The Panther Creek Plant returned to service in early October and has since performed well, in line with Company expectations for baseload reliability.

The Scrubgrass Plant conducted its planned maintenance outage that lasted from mid-September into early October. During the outage, management undertook a thorough review of plant-level profitability and identified opportunities for immediate cost reductions including improved fuel purchasing, headcount reductions, parts inventory procurement and management, and enhanced maintenance planning.  Given seasonally low power prices in October, and some additional desired maintenance objectives, management kept the plant offline while it implemented the cost reduction program and improved the fuel mix through accelerated deliveries of low-cost fuel. The plant returned to service in late October following the conclusion of the outage, and management is encouraged by the improved plant performance, which has confirmed that the plant can run above the expected baseload performance threshold of 80% utilization.

2023 Guidance

Market Assumptions:

Bitcoin mining revenue is based on a hash price of $0.085 per Terahash per second (“TH/s”) per day. Hash price represents global Bitcoin mining revenue per TH/s of network hash rate, incorporates both Bitcoin price and network hash rate and it is calculated as follows: [Bitcoin price] x [number of Bitcoins mined per day (~900)] ÷ [network hash rate (TH/s)]. The table below illustrates estimated combinations of Bitcoin price and network hash rate that result in a hash price of $0.085 per TH/s per day:

Operational	FY 2023
Avg. power output (MW)	135 - 140
Avg. hash rate capacity (EH/s)	~3.0
Avg. miner uptime, without miner curtailment (%)	90%
Avg. hash rate, with miners curtailed to sell power (EH/s)	~2.4

Revenue received for selling electricity to the grid is based on forward prices for the Penelec and Pennsylvania Power & Light  zones in PJM Interconnection, LLC, per Priority Power Management as of November 7, 2022. These forward prices imply an average around-the-clock price of approximately $64/MWh for 2023. However, as a result of Stronghold’s ability to curtail Bitcoin miners when grid prices are attractive, Stronghold believes that it can realize a higher average price of $72/MWh.

Guidance:

Operational	FY 2023
Avg. power output (MW)	135 - 140
Avg. hash rate capacity (EH/s)	~3.0
Avg. miner uptime, without miner curtailment (%)	90%
Avg. hash rate, with miners curtailed to sell power (EH/s)	~2.4

Financial ($ in millions, unless noted)	FY 2023
Total revenue and other income	$108 - $114
Recurring fuel and operations and maintenance expenses	$56 - $62
$/MWh	$46 - $52
Recurring cash general and administrative expenses	$18 - $21
Adjusted EBITDA	$29 - $35

Third Quarter 2022 Financial Results

Revenues in the third quarter of 2022 increased 311% to $24.7 million compared to $6.0 million in the same quarter a year ago. This is primarily due to a $10.2 million increase in cryptocurrency mining revenue from deploying additional miners, and a $9.1 million increase in energy revenue driven by higher prevailing power prices per MW and higher MW generation as a result of the November 2021 Panther Creek Plant acquisition.

Operating expenses in the third quarter of 2022 increased 423% to $52.1 million compared to $10.0 million in the same quarter a year ago due to several factors. Operations and maintenance expense increased by $16.6 million as a result of the November 2021 Panther Creek Plant acquisition, higher labor and maintenance costs related to the previously disclosed planned maintenance, and the ramp up of cryptocurrency mining operations. Depreciation and amortization increased by $11.1 million primarily from deploying additional miners and transformers. General and administrative costs increased by $8.2 million due to legal and professional fees, insurance costs, and compensation as the Company continues to organize and scale operations. Fuel expenses increased by $6.1 million driven by higher MW generation, primarily due to the November 2021 Panther Creek Plant acquisition, and increased fuel delivery costs from higher diesel prices.

Net loss for the third quarter of 2022 was ($49.6) million compared to a net loss of ($6.3) million for the same quarter a year ago.

Adjusted EBITDA for the third quarter of 2022 was a loss of ($3.0) million, compared to $0.0 million for the same quarter a year ago (see reconciliation of Non-GAAP financial measures).

Conference Call

Stronghold will host a conference call today, November 9, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) with an accompanying presentation to discuss these results. A question-and-answer session will follow management's presentation.

To participate, a live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.strongholddigitalmining.com. To access the call by phone, please use the following link Stronghold Digital Mining Third Quarter 2022 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A replay will be available on the Company's Investor Relations website shortly after the event at ir.strongholddigitalmining.com.

About Stronghold Digital Mining, Inc.
Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release, including guidance, constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions;; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on March 29, 2022 and our Quarterly Reports on Form 10-Q filed on May 16, 2022, August 18, 2022 and November 9, 2022.  Any forward-looking statement or guidance speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements or guidance, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$16,723,511	$31,790,115
Digital currencies	2,186,704	7,718,221
Digital currencies, restricted	—	2,699,644
Accounts receivable	775,038	2,111,855
Due from related party	856,156	—
Prepaid insurance	980,180	6,301,701
Inventory	3,316,716	3,372,254
Assets held for sale	39,008,651	—
Other current assets	1,527,938	661,640
Total current assets	65,374,894	54,655,430
EQUIPMENT DEPOSITS	24,385,876	130,999,398
PROPERTY, PLANT AND EQUIPMENT, NET	194,479,685	166,657,155
LAND	1,748,439	1,748,440
ROAD BOND	211,958	211,958
SECURITY DEPOSITS	348,888	348,888
TOTAL ASSETS	$286,549,740	$354,621,269
CURRENT LIABILITIES:
Current portion of long-term debt, net of discounts and issuance fees	$90,298,367	$45,799,651
Financed insurance premiums	307,385	4,299,721
Forward sale contract	—	7,116,488
Accounts payable	33,963,438	28,650,659
Due to related parties	2,212,145	1,430,660
Accrued liabilities	7,197,121	5,053,957
Total current liabilities	133,978,456	92,351,136
LONG-TERM LIABILITIES:
Asset retirement obligation	992,201	973,948
Contract liabilities	132,093	187,835
Paycheck Protection Program Loan	—	841,670
Warrants issued with conversions to redeemable preferred stock	5,056,065	—
Long-term debt, net of discounts and issuance fees	7,607,240	18,378,841
Total long-term liabilities	13,787,599	20,382,294
Total liabilities	147,766,055	112,733,430
COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK:
Common Stock – Class V, $0.0001 par value; 34,560,000 shares authorized, and 27,057,600 and 27,057,600 shares issued and outstanding, respectively	29,433,528	301,052,617
Total redeemable common stock	29,433,528	301,052,617
STOCKHOLDERS’ EQUITY / (DEFICIT):
Non-controlling Series A redeemable and convertible preferred stock, $0.0001 par value, aggregate liquidation value $5,000,000. 1,152,000 and 1,152,000 issued and outstanding, respectively	34,751,437	37,670,161
Common Stock – Class A, $0.0001 par value; 685,440,000 shares authorized, and 23,063,813 and 20,016,067 shares issued and outstanding, respectively	2,307	2,002
Warrants issued and outstanding	9,679,162	—
Accumulated deficits	(186,345,343)	(338,709,688)
Additional paid-in capital	251,262,594	241,872,747
Total stockholders’ equity / (deficit)	109,350,157	(59,164,778)
Total mezzanine equity and stockholders' equity / (deficit)	138,783,685	241,887,839
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY / (DEFICIT)	$286,549,740	$354,621,269

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended,		Nine months ended,
	Consolidated	Consolidated	Consolidated	Consolidated
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
OPERATING REVENUES
Cryptocurrency mining	$12,283,695	$2,060,523	$50,715,424	$3,901,426
Energy	11,454,016	2,388,752	26,946,549	5,875,574
Capacity	878,610	1,069,040	4,591,038	2,352,276
Cryptocurrency hosting	93,279	499,724	282,327	1,742,242
Other	39,171	1,674	91,941	34,797
Total operating revenues	24,748,771	6,019,713	82,627,279	13,906,315
OPERATING EXPENSES
Fuel	8,466,588	2,411,186	26,485,096	6,511,706
Operations and maintenance	19,410,875	2,835,315	47,331,964	6,040,173
General and administrative	11,712,544	3,469,830	33,226,623	6,377,677
Impairments on digital currencies	465,651	91,040	8,176,868	466,286
Impairments on equipment deposits	—	—	12,228,742	—
Impairments on miner assets	—	—	4,990,000	—
Realized gain on sale of digital currencies	(185,396)	—	(936,506)	(149,858)
Depreciation and amortization	12,247,245	1,158,374	37,234,126	2,463,549
Total operating expenses	52,117,507	9,965,745	168,736,913	21,709,533
NET OPERATING LOSS	(27,368,736)	(3,946,032)	(86,109,634)	(7,803,218)
OTHER INCOME (EXPENSE)
Interest expense	(2,530,568)	(2,460,668)	(9,950,803)	(2,594,751)
Loss on debt extinguishment	(15,316,510)	—	(15,316,510)	—
Impairment on assets held for sale	(4,159,004)	—	(4,159,004)	—
Gain on extinguishment of PPP loan	—	—	841,670	638,800
Changes in fair value of warrant liabilities	1,302,065	92,979	1,302,065	(98,498)
Realized gain on sale of derivative contract	90,953	—	90,953	—
Loss on disposal of fixed assets	(461,940)	—	(2,231,540)	—
Realized loss on sale of miner assets	—	—	(8,012,248)	—
Changes in fair value of forward sale derivative	—	—	3,435,639	—
Changes in fair value of convertible note	(1,204,739)	—	(2,167,500)	—
Waste coal tax credits	—	23,356	53,443	47,152
Other	20,000	10,336	50,000	48,521
Total other income / (expense)	(22,259,743)	(2,333,997)	(36,063,835)	(1,958,776)
NET LOSS	(49,628,479)	(6,280,029)	(122,173,469)	(9,761,994)
NET LOSS attributable to noncontrolling interest	(29,030,179)	(4,328,460)	(71,465,371)	(6,730,940)
NET LOSS attributable to Stronghold Digital Mining, Inc	$(20,598,300)	$(1,951,569)	$(50,708,098)	$(3,031,054)
NET LOSS per share attributable to Class A common shareholders(1)
Basic	$(0.85)	$(6.05)	$(2.35)	$(17.05)
Diluted	$(0.85)	$(6.05)	$(2.35)	$(17.05)
Weighted average number of Class A common shares outstanding(1)
Basic	24,098,289	322,342	21,592,286	173,532
Diluted	24,098,289	322,342	21,592,286	173,532

STRONGHOLD DIGITAL MINING, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(122,173,469)	$(9,761,994)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	37,234,126	2,463,549
Gain on extinguishment of PPP loan	(841,670)	(638,800)
Loss on disposal of fixed assets	2,231,540	—
Realized loss on sale of miner assets	8,012,248	—
Amortization of debt issuance costs	2,681,038	—
Stock-based compensation	9,073,124	269,932
Impairments on equipment deposits	12,228,742	—
Impairment on miner assets	4,990,000	—
Changes in fair value of warrant liabilities	(1,302,065)	98,498
Changes in fair value of forward sale derivative	(3,435,639)	—
Forward sale contract prepayment	970,000	—
Changes in fair value of convertible note	2,167,500	—
Accretion of asset retirement obligation	18,253	—
(Increase) decrease in digital currencies:
Mining revenue	(50,715,424)	(3,901,426)
Net proceeds from sales of digital currencies	46,209,821	434,529
Impairments on digital currencies	8,176,868	375,246
(Increase) decrease in assets:
Accounts receivable	1,336,817	(710,720)
Prepaid insurance	5,321,522	—
Due from related party	(856,156)	302,973
Inventory	55,538	77,071
Other current assets	(866,298)	(134,790)
Increase (decrease) in liabilities:
Accounts payable	5,312,778	5,550,196
Due to related parties	781,486	319,071
Accrued liabilities, excluding sales tax liabilities	(596,046)	58,866
Contract liabilities	(55,742)	147,841
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(14,656,547)	(5,049,958)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land	—	(29,919)
Purchases of property, plant and equipment	(68,052,422)	(12,738,793)
Proceeds from the sale of equipment deposits	13,844,780	—
Equipment purchase deposits - net of future commitments	(13,656,428)	(78,688,465)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(67,864,070)	(91,457,176)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(34,490,545)	(188,168)
Payments on financed insurance premiums	(3,992,336)	—
Proceeds from debt, net of debt issuance costs paid in cash	97,337,454	—
Proceeds from promissory note	—	39,100,000
Proceeds from PPP loan	—	841,670
Proceeds from private placements	8,599,440	97,064,318
Proceeds from / (repayment) of EIDL loan	—	(150,000)
Repayment of related-party notes	—	(2,024,250)
Buyout of Aspen Interest	—	(2,000,000)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	67,454,013	132,643,570
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,066,604)	36,136,436
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	31,790,115	303,187
CASH AND CASH EQUIVALENTS - END OF PERIOD	$16,723,511	$36,439,623

Use and Reconciliation of Non-GAAP Financial Measures
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-Q for the quarter ended September 30, 2022. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILATION OF ADJUSTED EBITDA

	Three months ended,		Nine months ended,
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(in thousands)		(in thousands)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (loss)	$(75,220)	$(6,280)	$(147,765)	$(9,762)
Interest expense	3,393	2,461	10,813	2,595
Depreciation and amortization	12,247	1,158	37,234	2,464
Impairments on digital currencies	466	91	8,177	466
Impairments on equipment deposits	-	-	12,229	-
Impairments on miner assets	11,610	-	16,600	-
One time non-recurring expenses [1]	8,218	1,719	14,781	1,788
Stock-based compensation	3,377	977	9,123	1,246
Loss on disposal of fixed assets	462	-	2,232	-
Realized loss on sale of miner assets	-	-	8,012	-
Loss on debt extinguishment	28,697		28,697
Impairment on assets held for sale	4,159		4,159
Changes in fair value of forward sale derivative	-	-	(3,436)	-
Gain on extinguishment of PPP loan	-	-	(842)	(639)
Realized gain on sale of digital currencies	(185)	-	(937)	(150)
Changes in fair value of convertible note	1,205	-	2,168	-
Changes in fair value of warrant liabilities	(1,302)	(93)	(1,302)	98
Realized gain on sale of derivative contract	(91)		(91)
Adjusted EBITDA[2]	$(2,965)	$33	$(148)	$(1,893)

1 Includes the following non-recurring expenses: out-of-the-ordinary major repairs and upgrades to the power plant, settlement expenses from terminating the Northern Data hosting agreement, legal fees related to the extinguishment of the NYDIG debt, and other one-time items.
2 Adjusted EBITDA has been retrospectively changed to conform with our current methodology of no longer excluding waste coal tax credits as these are a recurring benefit received relating to running the power plants.

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com